CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Salem Street Trust of our report dated October 12, 2026, relating to the financial statements and financial highlights of Fidelity Short-Term Bond Fund; of our report dated October 14, 2026, relating to the financial statements and financial highlights of Fidelity SAI Short-Term Bond Fund; of our reports dated October 15, 2026, relating to the financial statements and financial highlights of Fidelity Investment Grade Bond Fund and Fidelity SAI Total Bond Fund, which appear in Fidelity Salem Street Trust's Certified Shareholder Report on Form N-CSR for the year ended August 31, 2026. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

October 22, 2026